November 30, 2021

GreenPower Motor Company Inc.
#240 – 209 Carrall Street
Vancouver, British Columbia V6B 2J2
Canada

Dear Sirs/Mesdames:

Re: GreenPower Motor Company Inc. - Registration Statement on Form S-8

                       We have acted as counsel to GreenPower Motor Company Inc. (the “Company”), a corporation incorporated under the laws of the Province of British Columbia, Canada, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the registration by the Company of:

(i) an aggregate of 634,215 common shares of the Company, consisting of an aggregate of 196,787 common shares (the “Issued 2016 Shares”) issued upon exercise of the stock options granted pursuant to the Company’s 2016 Fixed Stock Option Plan (the “2016 Plan”) and an aggregate of 437,428 common shares (the “Unissued 2016 Shares”) issuable upon exercise of the stock options granted pursuant to the 2016 Plan; and

(ii) an aggregate of 1,783,858 common shares of the Company, consisting of an aggregate of 7,679 common shares (together, with the Issued 2016 Shares, the “Issued Form S-8 Shares”) issued upon exercise of the stock options granted pursuant to the Company’s 2019 Rolling Stock Option Plan (the “2019 Plan”) and an aggregate of 1,776,179 common shares (the “Unissued 2019 Shares”) issuable upon exercise of the stock options granted or to be granted pursuant to the 2019 Plan.

                        We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein.  We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion letter, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies. As to all questions of fact material to this opinion letter which have not been independently established, we have relied upon the statements or a certificate of an officer of the Company.

                        Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that:

  the Issued Form S-8 Shares have been duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company;

  the Unissued 2016 Shares will be, when issued pursuant to the terms of the 2016 Plan and any stock option agreement entered into pursuant to the 2016 Plan, duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company; and

  the Unissued 2019 Shares will be, when issued pursuant to the terms of the 2019 Plan and any stock option agreement entered into pursuant to the 2019 Plan, duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company.

                        This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission.

Yours truly, CLARK WILSON LLP /s/ Clark Wilson LLP